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                                                                    Exhibit 4.2



                                  AMENDMENT TO
                             SHAREHOLDER AGREEMENT

         THIS AMENDMENT to that certain Shareholder Agreement (the "Shareholder Agreement") dated December 18, 1997 by and among SYKES HEALTHPLAN SERVICES, INC., a Florida corporation ("SHPS"), SYKES ENTERPRISES, INCORPORATED, a Florida corporation ("Sykes"), and HEALTHPLAN SERVICES CORPORATION, a Delaware corporation ("HPS") is made and entered into effective as of the 31st day of January, 1998.

                                   RECITALS:

                 WHEREAS, Sykes and HPS (each a "Shareholder" and collectively the "Shareholders") together own all of the outstanding voting common stock of SHPS;

                 WHEREAS, SHPS became a party to the Shareholder Agreement upon its incorporation on December 18, 1997;

                 WHEREAS, the Shareholder Agreement refers to and defines SHPS as "Newco"; accordingly, all references made herein to "Newco" shall mean SHPS;

                 WHEREAS, the Shareholder Agreement, and the loan agreements and promissory notes (the "Loan Documents") contemplated therein and executed pursuant thereto, provide that the Shareholders shall each commit to make available to SHPS a term loan in the amount of $9,040,800 to be drawn upon by SHPS from time to time in increments of $100,000 (the "Lending Commitment");

                 WHEREAS, the parties hereto wish to amend the provisions of the Shareholder Agreement to provide for the termination of the Lending Commitment; and

                 WHEREAS, the parties wish to have each Shareholder make equal additional capital contributions to SHPS such that the total capitalization of SHPS will be increased to $34 million within 90 days of the Closing as that term is defined in Section 8 of the Shareholder Agreement.

                 NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree that the Shareholder Agreement is amended as follows:

         1. Section 2.3, "Lending Commitment," is deleted in its entirety and replaced with the following provision:



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                 "2.3  Subsequent Capital Contributions.  Each of the
         Shareholders shall contribute additional capital to Newco in equal amounts to increase Newco's capitalization to $34 million within 90 days of the Closing, at such date and time as specified by Newco."


         2. Section 3.13(h) is deleted in its entirety and replaced with the following provision:

                 "(h) Repayment of Loans/Release of Guarantees. In the event of a severance of Business Relationship under this Section 3.12, at the Closing the purchasing Shareholder shall cause Newco to repay in full all loans from the selling Shareholder and shall cause the selling Shareholder to be released from all guarantees of Newco's indebtedness."

         3.  Section 8.1(b) of the Shareholder Agreement is deleted.

         4. The reference in Section 9.3(c) of the Shareholder Agreement to "Section 2.3(b) (pro rata repayment of Loans)" is deleted.

         5.  Exhibits C and D to the Shareholder Agreement are deleted.

         6. All other provisions of the Shareholder Agreement are hereby ratified and confirmed and shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this Amendment on the ____ day of _________________, 1998, effective as of the day and year first above written.

ATTEST:                            SYKES HEALTHPLAN SERVICES, INC.


______________________________     By:___________________________________

                                   Its:__________________________________


                                   SYKES ENTERPRISES, INCORPORATED


______________________________     By:___________________________________

                                   Its:__________________________________


                                   HEALTHPLAN SERVICES CORPORATION


______________________________     By:___________________________________

                                   Its:__________________________________